EXHIBIT 2.2

                            COVENANT NOT TO COMPETE

     This covenant not to compete (this "Covenant") is made by Provo International, Inc. and Nicko Feinberg, jointly and severally, pursuant to the Purchase And Sale Agreement (the "PSA") dated December ___, 2004, by and between Provo International, Inc. (the "Seller"), as the seller, a Delaware corporation, and RFC Telecom Holdings, LLC (the "Buyer"), as the buyer, a Delaware limited liability company, witnesseth:

     Whereas, Nicko Feinberg is an owner and officer of the Seller, and as such, he will benefit by the completion of the transactions contemplated by the PSA;

     Whereas, it is a condition precedent to the obligations of the Buyer to close the transactions contemplated by the PSA that the Seller and Nicko Feinberg enter into this covenant not to compete.

     Now therefore, for an in consideration of the foregoing recitals and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the the Seller and Nicko Feinberg jointly and severally agree and covenant with the Buyer and its affiliates (including, without limitation, CyberTrails, LLC and ISP I, LLC, each a Delaware limited liability company) as follows:

     1. Neither the Seller nor Nicko Feinberg will directly or indirectly compete with the Buyer and/or its affiliates insofar as not directly or indirectly owning, engaging in, working for, operating, or managing any business that is the same or similar to the Business (as defined in the PSA) within the states of New York, New Jersey, Washington, D.C., Delaware, Maryland, Pennsylvania, and Virginia or soliciting any business from any person that is a customer of the Seller as of immediately prior to the Closing (as defined in the PSA). This covenant will have a term of, and be in force for a period of, two
(2) years from the Closing.

     2. Notwithstanding anything to the contrary herein, this Covenant Not To Compete is not applicable to Web hosting and dedicated services.

     3. The Buyer and its affiliates (including, without limitation, CyberTrails, LLC and ISP I, LLC) will suffer damages, which may be difficult to evidence and determine, and are entitled to obtain a temporary restraining order and an injunction with respect to any breach or threatened breach of any of the provisions of this Covenant Not To Compete, without posting bond and without proving actual damages. In the event of any breach or threatened breach of this Covenant Not To Compete, the Seller and Nicko Feinberg, jointly and severally, will pay all costs and expenses (including, without limitation, reasonable attorney fees, court costs, costs of depositions, expert witness fees, and surety bond premiums) incurred by the Buyer or any such affiliate with respect to enforcing this Covenant Not To Compete, including (without limitation) with respect to obtaining any such order or injunction.


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     4. If any provision of this Covenant Not To Compete is invalid, illegal, or unenforceable under any circumstance (including, without limitation, all circumstances), then, with respect to such circumstance, such provision will be deemed to be modified as necessary to render such provision valid, legal, and enforceable.

     5. This Covent Not To Compete may not be amended or modified and no obligation or condition provided for in this Covenant Not To Compete may be waived, or released except by a writing signed by the party against whom such amendment, modification, waiver, or release is sought to be enforced.

     6. This Covenant Not To Compete is for the benefit of each of the Buyer and its affiliates, including (without limitation) CyberTrails, LLC and ISP I, LLC, and may be enforced by the Buyer or any such affiliate in its own name without the joinder of any other person.

     7. This Covenant Not To Compete will be governed by and construed in accordance with the laws of the State of New York.

     8. This Covenant Not To Compete will be binding upon the Seller and Nick Feinberg, and each of their respective heirs, personal representatives, successors, and assigns (as is applicable) and will enure to the benefit of the Buyer, each of its affiliates, and each of their respective successors and assigns.

PROVO INTERNATIONAL, INC.

By: ______________________________         _______________________________
                                                  Nicko Feinberg

Title: ____________________________



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STATE OF ______________________ )
                                ) ss.
County of _____________________ )


     The foregoing instrument was acknowledged before me on December ___, 2004, by ____________________, as _________________________ of Provo International,
Inc. and by Nicko Feinberg.


     Witness my hand and official seal.


                                         _________________________
                                         Notary Public


     My commission expires: ____________________







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